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                                                                 EXHIBIT (10)f
8-10-94


                                  PACIFICORP
                NON-EMPLOYEE DIRECTORS' STOCK COMPENSATION PLAN




PacifiCorp
700 N.E. Multnomah, Suite 1600
Portland, OR  97204                                                 PacifiCorp


          PacifiCorp considers it desirable that members of the board of directors, who represent shareholders, be themselves shareholders. In order to supplement the direct efforts of the directors themselves towards this end, PacifiCorp wishes to increase the ownership interest of non-employee directors through awards of PacifiCorp Common Stock. PacifiCorp wishes by this means to increase the community of interest of the shareholders at large and the PacifiCorp directors and to make ownership a dynamic influence on the attitudes of the board.

          The following plan is therefore adopted:

     1.   Administration.
          ______________

          The plan shall be administered by the Corporate Secretary of PacifiCorp (the Administrator) who may delegate all or part of that authority and responsibility. The Administrator shall interpret the plan, arrange for the purchase and delivery of shares, determine forfeitures, and otherwise assume general responsibility for administration of the plan. Any decision by the Administrator shall be final and bind all parties. The Administrator may be replaced from time to time in the discretion of the chief executive officer of PacifiCorp.

     2.   Awards.
          ______

          2.1 Each non-employee director of PacifiCorp shall participate in this plan as follows:
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               (a)  Directors shall participate as of the date of their
          election or appointment.

               (b) A director's date of participation shall be the award date. Each annual meeting of shareholders after that date shall be an anniversary date; provided, however, that if a participant's term as a director ends because of age between annual meetings, the date the director's term ends shall be deemed an anniversary date.

          2.2 As of the award date a participant shall, subject to 2.3, be awarded $75,000 worth of stock as follows:

               (a) As soon as practicable after the award date the Administrator shall deliver cash in the amount of the award and applicable commissions to one or more brokers or other third persons with instructions to purchase PacifiCorp common stock on the open market. It is understood that market conditions or regulations affecting open market purchases by a corporation of its own shares may extend the period of purchase over several days or weeks when substantial sums are involved.

               (b) When several participants have the same award date, all of the stock shall be purchased and then divided equally among the participants so that each receives the same number of shares regardless of any changes in price that occur while purchases are being carried out.

               (c) When all of the stock has been purchased, certificates in the names of the participants for their respective shares shall be delivered to the Administrator. Each participant shall deposit with the Administrator a blank stock power duly executed and guaranteed in a form satisfactory to the Administrator for each certificate for shares standing in the participant's name.
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               (d)  The Administrator shall hold the certificates and stock powers until the shares are vested and released from time to time as provided in 3.7.

          2.3 If, assuming that the participant were reelected, a participant's term as a director would end because of age before the fifth anniversary date after an award date, the amount awarded shall be reduced by one-fifth for each anniversary date that would fall after the date the term ends.

          2.4 If a participant continues to be a non-employee director after all of the shares from an award have vested, the award cycle shall be repeated for such participant. The award date for the next award shall be the date of the annual meeting of shareholders coinciding with the last anniversary date for the prior award. The next award shall be $75,000 worth of stock, subject to 2.3. Such stock shall be acquired, vest and otherwise be subject to all the provisions of this plan.

     3.   Vesting; Delivery of Shares; Forfeitures.
          ________________________________________

          3.1 Subject to 3.2 through 3.6, awarded shares shall vest as follows:

                                   Percent Vested           Cumulative Percent
                                   ______________           __________________

Award Date                               0%                         0%
First Anniversary Date                   20                         20
Second Anniversary Date                  20                         40
Third Anniversary Date                   20                         60
Fourth Anniversary Date                  20                         80
Fifth Anniversary Date                   20                        100

          3.2 If a participant receives a reduced award under 2.3, the vesting percentages shall be accelerated so that the entire award shall vest evenly over the anniversary dates that fall on or before the date the director's term ends. For example, if the award were reduced to $30,000 worth of stock, one-third of the shares would vest on each of the first three anniversary dates.
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          3.3  Subject to 3.5 and 3.6, the following shall apply with respect to awards to a participant whose award date is not the date of an annual meeting of shareholders:

               (a) The shares which would otherwise vest on the first anniversary date shall instead vest on the date six months immediately following the date certificates for the shares are delivered to the Administrator under 2.2(c), or the first anniversary date for the award, whichever is later.

               (b) Notwithstanding (a), if the participant's term as a director ends because of age on the first anniversary date, the shares which would otherwise vest at a later date under (a) shall instead vest on the first anniversary date.

          3.4 If a participant ceases to be a non-employee director on an anniversary date, that anniversary date shall be included in determining the number of shares vested for that participant.

          3.5 The following shall apply if a participant dies while serving as a non-employee director:

               (a) The participant's awarded shares scheduled to vest on the date specified in 3.3 shall instead vest as of the date of death.

               (b) If the date of death is not an anniversary date, the participant's awarded shares scheduled to vest on the anniversary date immediately following the date of death shall instead vest as of the date of death.

               (c) If the date of death is an anniversary date, the number of shares vested for the participant shall be determined in accordance with 3.4.

          3.6 Subject to 3.5, if a participant ceases to be a non-employee director on a date other than an anniversary date, the participant's awarded
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shares scheduled to vest on the immediately following anniversary date shall vest as of the date the participant ceases to be a non-employee director prorata based on the number of days the participant served as a non-employee director that year.

          3.7 The certificate and stock power covering vested shares shall be delivered to the participant or in accordance with 5.2 as soon as practicable after the shares vest.

          3.8 If a participant ceases to be a non-employee director, awarded shares remaining unvested shall be forfeited. The Administrator, acting for the participant pursuant to the blank stock power, shall transfer the unvested shares to PacifiCorp. The participant or the participant's representative shall execute any documents reasonably requested by the Administrator to facilitate the transfer.

     4.   Status Before Full Vesting.
          __________________________

          4.1 Each participant shall be a shareholder of record with respect to all shares awarded, whether or not vested, and shall be entitled to all of the rights of such a holder, except that a participant's share certificates shall be held by the Administrator until delivered in accordance with 3.7.

          4.2 Any dividend checks or communications to shareholders received by the Administrator with respect to shares held by the Administrator shall promptly be transmitted to the participant. The participant shall furnish to the Administrator or PacifiCorp a current mailing address for such purpose.

          4.3 No participant may transfer any interest in unvested shares to any person other than PacifiCorp.

     5.   Death of a Participant.
          ______________________

          5.1 Any vested shares held by the Administrator for a participant who has died shall be delivered as soon as practicable to the participant's death beneficiary under 5.2.
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          5.2  Any vested shares to be delivered on death of a participant under 5.1 shall go to a participant's beneficiary in the following order of priority:

               (a) To the surviving beneficiary designated by the participant in writing to the Administrator;

               (b)  To the participant's surviving spouse; or

               (c)  To the participant's estate.

     6.   Amendment or Termination; Miscellaneous.
          _______________________________________

          6.1 The Board of Directors of PacifiCorp may amend or terminate this plan at any time. No amendment or termination shall adversely affect any then outstanding award.

          6.2 Subject to the rights of amendment and termination in 6.1, this plan shall continue indefinitely and future awards will be made in accordance with 2.1 and 2.4.

          6.3 Nothing in this plan shall create any obligation on the part of the Board of Directors of PacifiCorp to nominate any director for reelection by the shareholders or the Board.

                                        PACIFICORP


                                        By: FREDERICK W. BUCKMAN
                                            _________________________________
                                        Executed August 11, 1994


Originally Adopted:  August 1, 1985
Amended:  January 11, 1989
Amended:  May 16, 1990
Amended:  August 10, 1994